Exhibit 99.1
Oceaneering Announces the Promotion of Benjamin M. Laura
to Senior Vice President and Chief Innovation Officer

HOUSTON, August 24, 2022 – Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced today that Benjamin M. Laura, who currently serves as Oceaneering’s Senior Vice President, Offshore Projects Group, has been promoted to Senior Vice President and Chief Innovation Officer (“CIO”), effective October 1, 2022.

Mr. Laura joined Oceaneering in 2014 as Director of Subsea Services, was appointed as Vice President of Service, Technology & Rentals in 2015, appointed as Senior Vice President, Service & Rental in March 2020 and appointed as Senior Vice President, Offshore Projects Group in May 2020. Prior to joining Oceaneering, Mr. Laura was with Baker Hughes where his most recent position was Vice-President and Managing Director for Baker Hughes do Brasil.

In the newly configured CIO role, Mr. Laura will be assuming certain responsibilities currently held by Eric A. Silva, Senior Vice President and Chief Transformation Officer, who has announced his intention to retire. Mr. Laura’s new responsibilities will include the leadership of Information Technology, Global Engineering, New Product Development, Supply Chain Management, Quality and Operational Excellence. Mr. Silva, who joined Oceaneering in 2014, has agreed to continue to serve Oceaneering in a supporting role as Senior Vice President, Strategic Planning during a transition period.

Roderick A. Larson, President and Chief Executive Officer of Oceaneering, stated, “Since joining Oceaneering, Ben has excelled in every position he has held and has progressively assumed more challenging and significantly higher responsibilities. He played a key role in our business realignment over the past few years and in creating innovative solutions to deliver increasing value to our customers. I am excited to welcome Ben to our executive leadership team and look forward to leveraging his insightful leadership and capabilities across all of Oceaneering’s businesses. I would also like to thank Eric for his executive leadership and significant contributions to the company over the last eight years and agreeing to remain with us in a supporting role for a transition period.”

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:
Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com